EXHIBIT 4.19

THIS SUPPLEMENTAL AGREEMENT is made this 30th day of June 2023

BETWEEN:

(1)	(a)	ULTRA ONE SHIPPING LTD, a company incorporated in accordance with the laws of the Republic of Liberia whose registered office is situated at 80, Broad Street, Monrovia, Liberia (“Borrower A”); and

(b)

KAMSARMAX ONE SHIPPING LTD, a company incorporated in accordance with the laws of the Republic of Marshall Islands whose registered office is situated at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“Borrower B” and together with Borrower A, the “Borrowers” and each one of them, a “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”);

(3)

EUROBANK S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece and acting as arranger through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Arranger”);

(4)

EUROBANK S.A, a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece and acting as account bank through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Account Bank”);

(5)

EUROBANK S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece and acting as agent through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Agent”); and

(6)

EUROBANK S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece and acting as security trustee through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Security Trustee”).

WHEREAS:

(A)

this Supplemental Agreement is supplemental to a loan agreement dated 27 January 2021 (the “Principal Agreement”) made between (inter alios) (1) the Borrowers as joint and several borrowers, (2) the Lenders, (3) the Arranger, (4) the Account Bank, (5) the Agent and (6) the Security Trustee, relating to a secured loan facility of up to $26,700,000 (of which the principal amount outstanding at the date hereof is $22,200,000, made available by the Lenders to the Borrowers for the purpose stated therein (the Principal Agreement as hereby amended by this Supplemental Agreement and as the same may hereinafter be further amended and/or supplemented, the “Loan Agreement”);

(B)

by an Agency and Trust Deed dated 27 January 2021 and entered into pursuant to the Principal Agreement, it was, inter alia, agreed that the Security Trustee would hold the Trust Property on trust for the Lenders;

(C)

the Borrowers and the other Security Parties have requested that the Creditor Parties provide their consent to the transition of the interest rate provisions in the Loan Agreement from LIBOR to Term SOFR; and

(D)

this Agreement sets out the terms and conditions upon which the Creditor Parties shall, at the request of the Borrowers and the other Security Parties, provide their consent to the amendments and changes referred to in paragraph (C) above.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Supplemental Agreement.

1.2	Definitions

In this Supplemental Agreement, the words and expressions specified below shall have the meaning attributed to them below:

“Effective Date” means the date, no later than 31 July 2023, on which the Agent notifies the Borrowers and the Lenders in writing that it has received the documents and evidence specified in Clause 4 (Conditions Precedent) of this Supplemental Agreement, in form and substance satisfactory to the Agent.

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented.

“Mortgage Amendment” or “Mortgages Amendments” means an amendment to each of the first preferred mortgages dated 29 January 2021 recorded over the Ships in favour of the Security Trustee;

“Rate Switch Date” means 31 July 2023.

“Ships” means:

(a)

the m.v. «ALEXANDROS P.», of gross registered tons 35812 and 21224 net registered tons, or thereabouts, built in 2017, and duly documented in the name of Borrower A under the laws of the Republic of Liberia with official number 17150 (“Ship A”);

(b)

the m.v. «XENIA», of gross registered tons 44190 and 27620 net registered tons, or thereabouts, built in 2016, and duly documented in the name of Borrower B under the laws of the Republic of the Marshall Islands with official number 6752 (“Ship B”);

and a “Ship” means any of them.

1.3	Application of construction and interpretation provisions of Principal Agreement

Clauses 1.3 to 1.8 (inclusive) of the Principal Agreement applies to this Supplemental Agreement as it were expressly incorporated in it with any necessary modifications.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Repetition of Loan Agreement representations and warranties

Each of the Borrowers represents to the Creditor Parties that the representations in Clause 10 (Representations and Warranties) of the Principal Agreement, as amended by this Supplemental Agreement and updated with appropriate modifications to refer to this Supplemental Agreement and, where appropriate, each other Finance Document which is being amended by this Supplemental Agreement, remain true and not misleading if repeated on the date of this Supplemental Agreement, and, if different on the Effective Date and on the Rate Switch Date as if made on such date with reference to the circumstances existing at each such date.

2.2	Additional representations and warranties

Each of the Borrowers further represents and warrants to the Creditors Parties as of the date of this Supplemental Agreement that:

(a)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the Mortgage Amendment to which it is a party;

(b)

the entry into and performance by it of this Agreement and the Mortgage Amendment to which it is a party does not and will not conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets;

(c)

none of the Borrowers is nor on the Effective Date and on the Rate Switch Date will be in default under any agreement by which it is or will be on the Effective Date and on the Rate Switch Date bound or in respect of any financial commitment, or obligation.

3.	AGREEMENT OF ALL PARTIES TO THE AMENDMENTS TO THE PRINCIPAL AGREEMENT AND THE OTHER FINANCE DOCUMENTS

The Creditor Parties, relying upon the representations and warranties on the part of the Security Parties contained in Clause 2, hereby agree with the Borrowers, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to the replacement of LIBOR by Term SOFR reference rate as the benchmark rate for the calculation of interest under the Loan Agreement and the amendment of the Principal Agreement and the other Finance Documents required for such purposes as set out in Clause 5. (Amendments to the Principal Agreement) and Clause 6. (Amendments to Finance Documents) of this Supplemental Agreement.

4.	CONDITIONS PRECEDENT

The agreement of the parties to this Agreement contained in Clause 3. (Agreement of the parties to this Agreement) shall be expressly subject to no Event of Default having occurred at the time of the Effective Date and further subject to the condition that the Agent shall have received on or before the Effective Date in form and substance satisfactory to the Agent and its legal advisers:

(a)

a recent certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrowers and the other corporate Security Parties;

(b)

certified and duly legalised copies of written resolutions passed at a meeting of the Board of Directors of the Borrowers and each other corporate Security Party evidencing approval of this Supplemental Agreement and all documents contemplated hereby to which such Security Party is a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Agent;

(c)	the original of a duly legalised power of attorney issued by any Security Party pursuant to the resolutions referred to in paragraph (b) of this Clause 4. duly legalized and apostilled;

(d)	this Supplemental Agreement duly executed by the parties hereto;

(e)	the Mortgage Amendments duly executed by the relevant parties thereto and permanently registered against the relevant Ship through the competent registry;

(f)	a confirmation letter – acknowledgement from each of the Security Parties, in the form of Schedule 8;

(g)	such further agreements amendatory or supplemental to the Finance Documents duly executed by the relevant parties; and

(h)	favourable opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Liberia and the Marshall Islands as the Agent may require,

and the Agent shall notify the Borrowers promptly upon being so satisfied.

5.	AMENDMENTS TO THE PRINCIPAL AGREEMENT

With effect on and from the Rate Switch Date, the provisions of the Principal Agreement shall be amended as follows:

5.1

the definitions of “Interbank Market”, “Interest Payment Date”, “LIBOR”, “Negotiation Period”, “Replacement Benchmark”, “Screen Rate" and “Screen Rate Replacement Event" shall be deleted in their entirety from Clause 1.2 (Definitions) of the Principal Agreement;

5.2	the definitions of “Business Day”, “Interest Period” and “Quotation Day” in Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows:

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Athens, Piraeus, and, in relation to the fixing of interest rate, any day which is a US Government Securities Business Day;

“Interest Period” means any period by reference to which interest or other payments in respect of the Loan are calculated;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day shall be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days)”;

5.3	the following new definitions shall be inserted in the correct alphabetical order in Clause 1.2 (Definitions) of the Principal Agreement:

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Credit Adjustment Spread” means in relation to:

(a)	0.11448%, for an Interest Period of a duration of up to three (3) months but not including three (3) months;

(b)	0.26161%, for an Interest Period of a duration exceeding three (3) months.

“Funding Rate” means an individual rate notified by a Lender to the Agent pursuant to paragraph (a) (ii) of Clause 5.6 (Cost of funds);

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day;

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than six US Government Securities Business Days (and no less than three US Government Securities Business Days) before the Quotation Day; and

(b)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is three US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“Market Disruption Rate” means the percentage rate per annum which is the aggregate of the Reference Rate and the Credit Adjustment Spread.

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 5.5 (Unavailability of Term SOFR) of the Loan Agreement,

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government Securities;

“Selection Notice” means a notice substantially in the form set out in Schedule 7 (or in any other form which the Agent approves or reasonably requires);

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York, (or any other person which takes over the publication of that rate);

“Specified Time” means a day or time determined in accordance with Schedule 6 (Timetables);

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower or a Security Party under the Finance Documents;

“US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.”;

5.4	following paragraph shall be added to Clause 1.3 (Construction of certain terms) of the Principal Agreement:

“a Lender's "cost of funds" in relation to its participation in the Loan (or any part of the Loan) is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan (or that part of the Loan) for a period equal in length to the Interest Period of the Loan (or that part of the Loan)”;

5.5	Clause 5 of the Principal Agreement shall be deleted and replaced as follows:

“5.	INTEREST

5.1

Calculation of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan or any part of the Loan in respect of each Interest Period is a percentage rate per annum which is the aggregate of:

(i)	the Margin and the Reference Rate in relation to an Interest Period of a duration of three (3) moths, and

(ii)

the Margin and the Reference Rate and the Credit Adjustment Spread in relation to an Interest Period of a duration of up to three (3) months but not including three (3) months or of a duration exceeding three (3) months.

5.2

Payment of interest. The Borrowers shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (and, if an Interest Period is longer than 3 months, the Borrowers shall also pay interest then accrued on the Loan or any part of the Loan on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

5.3	Notification of rates of interest. The Agent shall notify the Borrowers and each Lender of:

(a)	the determination of a rate of interest under this Agreement; and

(b)	each Funding Rate relating to the Loan, any part of the Loan or any Unpaid Sum.

5.4	Unavailability of Term SOFR

(a)

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)

Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)

Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of Loan or that part of the Loan.

(d)

Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 5.6 shall apply to the Loan or that part of the Loan for that Interest Period.

5.5	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 40 per cent (40%) of the Loan or that part of the Loan as appropriate) that its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of the Market Disruption Rate, then Clause 5.6 shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

5.6	Cost of funds

(a)

If this Clause 5.6 applies, the rate of interest on each Lender's share of the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent (and the Borrowers) by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan or that part of the Loan.

(b)

If this Clause 5.6 applies and the Agent or the Borrowers so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 24.7, any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

(d)	If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Clause 5.6 applies pursuant to Clause 5.5 and

(i)	a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not notify a rate by the time specified in sub-paragraph (ii) of paragraph (a) of this Clause 5.6 above,

that Lender's cost of funds relating to its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

5.8	Break Costs

(a)

The Borrowers shall, within three (3) Business Days of demand by a Creditor Party, pay to that Creditor Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day prior to the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become or may become payable.;

5.9	Illegality related to interest rates based upon Term SOFR

It is becomes unlawful and/or prohibited in any Relevant Jurisdiction for a Lender to charge interest rates based upon Term SOFR:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers in writing, the available Commitment of that Lender will be immediately cancelled; and

(c)

the Borrowers shall prepay that Lender's participation in the Loan not later than ninety days after the Agent has notified the Borrowers (in accordance with (b) above) or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participation prepaid.”.

5.6	Clause 6 of the Principal Agreement shall be deleted and replaced as follows:

“6.	INTEREST PERIODS

6.1	Selection of Interest Periods

(a)

The Borrowers may select the Interest Period for the Loan in the Drawdown Notice for the Loan. Subject to paragraphs (b) and (c) below and Clause 6.2, the Borrowers may select each subsequent Interest Period in respect of the Loan in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers not later than the Specified Time.

(c)

If the Borrowers fail to select an Interest Period in the Drawdown Notice or fails to deliver a Selection Notice to the Agent in accordance with paragraphs (a) and (b) above of this Clause 6.1, the relevant Interest Period will, subject to Clause 6.2, be three (3) Months.

(d)

Subject to this Clause 6, the Borrowers may select an Interest Period of three (3) or six (6) Months or such longer or shorter period as the Agent may, in its sole discretion, agree with the Borrowers.

(e)	An Interest Period in respect of the Loan shall not extend beyond the final Repayment Date.

(f)

In respect of a Repayment Instalment, the Borrowers may request in the relevant Selection Notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above of this Clause 6.1, select a longer Interest Period for the remaining part of the Loan.

(g)

The first Interest Period for the Loan shall start on the Drawdown Date and, subject to paragraph (h) below, each subsequent Interest Period shall start on the last day of its preceding Interest Period.

(h)	Except for the purposes of paragraph (f) above of this Clause 6.1 and Clause 6.2, the Loan shall have one Interest Period only at any time.

6.2	Changes to Interest Periods

(a)

In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Agent may establish an Interest Period that is shorter than the Interest Period selected in the relevant Selection Notice for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 6.1.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 6.2, it shall promptly notify the Borrowers and the Lenders.

6.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).”;

5.7	Clause 7 of the Principal Agreement shall be deleted and replaced as follows:

“7.	DEFAULT INTEREST

7.1	Default Interest

(a)

If the Borrowers or a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the relevant due date for payment thereunder, that is: (i) the date on which such Finance Documents provide that such amount is due for payment; or (ii) if a Finance Document provides that such amount is payable on demand, three (3) days following the date on which the demand is served; or (iii) if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable, up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two point five per cent. (2.5%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent. Any interest accruing under this Clause shall be immediately payable by the Borrowers and the Security Parties on demand by the Agent.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)

the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two and a half per cent (2.5%) per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)

Default Interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.”

5.8	paragraph (a) of Clause 20.3 of the Principal Agreement shall be amended to read as follows:

“(a)

any amendment or supplement to a Finance Document, or any proposal for such an amendment or supplement to be made, including, but not limited to, an amendment pursuant to or contemplated by Clause 24.7”;

5.9	a new clause 24.7 shall be inserted in Clause 24 (Increased Costs) of the Principal Agreement to read as follows:

“24.7	Changes to Reference Rates

(a)	Subject to paragraph (b) of Clause 27.2, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(iii)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement;

(iv)	implementing market conventions applicable to that Replacement Reference Rate;

(v)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(vi)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation, may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in, or for any other vote of Lenders in relation to, paragraph (a) above within 5 Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)

its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 24.7:

“Published Rate” means:

(i)	SOFR; or

(ii)	Term SOFR for any Quoted Tenor.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor or alternative to a Published Rate.”;

5.10	paragraph (a) of Clause 27.2 of the Principal Agreement shall be amended to read as follows:

“(a)	a reduction in the Margin or in the calculation of interest;”;

5.11	the definition of “Mortgage Amendment” in clause 1.2 of this Supplemental Agreement shall be inserted into clause 1.2 of the Principal Agreement;

5.12	the definition of “Finance Documents” in clause 1.2 of the Principal Agreement shall be construed to include this Supplemental Agreement and the Mortgage Amendment.

5.13	a new Schedule 6 (Timetables) will be inserted in the Principal Agreement to read as follows:

“SCHEDULE 6

TIMETABLES

Delivery of a duly completed drawdown notice or Selection Notice	Two Business Days before the intended Drawdown Date (Clause 4.1) or Selection Notice (Clause 6.1)
Reference Rate is fixed	on the Quotation Day

5.14	a new Schedule 7 (Selection Notice) will be inserted in the Principal Agreement to read as follows:

“SCHEDULE 7
SELECTION NOTICE

From:   ULTRA ONE SHIPPING LTD & KAMSARMAX ONE SHIPPING LTD

To:       EUROBANK S.A.                                                              Dated: [●]

Dear Sirs

ULTRA ONE SHIPPING LTD & KAMSARMAX ONE SHIPPING LTD – [●] Loan Agreement dated 27 January 2021 (as amended by a supplemental agreement dated [●] June 2023 (the “Loan Agreement”)

1.         We refer to the Loan Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.         We request [that the next Interest Period for the Loan be [●] OR [an Interest Period for a part of the Loan in an amount equal to [●] (which is the amount of the Repayment Instalment next due) ending on [●] (which is the Repayment Date relating to that Repayment Instalment) and that the Interest Period for the remaining part of the Loan shall be [●].

3.         This Selection Notice is irrevocable.

Yours faithfully

_____________________________

[●]

authorised signatory for

ULTRA ONE SHIPPING LTD

and

KAMSARMAX ONE SHIPPING LTD

5.15	a new Schedule 8 (Security Party Confirmation Letter-Acknowledgement) will be inserted in the Principal Agreement to read as follows:

“SCHEDULE 8
CONFIRMATION LETTER - ACKNOWLEDGEMENT

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the supplemental agreement dated [●] 2023 (the “Supplemental Agreement”) to the loan agreement dated 27 January 2021 (the “Principal Agreement” and together with the Supplemental Agreement, the “Loan Agreement”) made by and between (i) ULTRA ONE SHIPPING LTD and KAMSARMAX ONE SHIPPING LTD as Borrowers, (ii) the banks and financial institutions listed in Schedule 1 thereto as Lenders and (iii) Eurobank S.A. as Arranger, Account Bank, Agent and Security Trustee, and agree in all respects to the same and hereby confirm that the [Guarantee dated 27 January 2021 and the Letter of Undertaking-Assignment dated 29 January 2021] / [Approved Manager’s Undertaking-Assignment dated 29 January 2021] and executed by us in favour of the Security Trustee  remain/remains in full force and effect, extend/extends to the obligations of the Borrowers under the Principal Agreement (as amended by the Supplemental Agreement) and continue/continues to stand as security for the obligations of the Borrowers under the Principal  Agreement (as amended by the Supplemental Agreement).

Capitalised terms shall have the same meanings ascribed to them in the Principal Agreement and in the Supplemental Agreement, unless otherwise defined herein.

_____________________________

[Director/Officer] [Attorney-in-fact]

[For and on behalf of]

[Eurodry Ltd.) /[Eurobulk (Far East) Ltd. Inc.]

Dated:           2023”

6.	AMENDMENTS TO FINANCE DOCUMENTS

The Borrowers hereby agree with the Creditor Parties that the provisions of the Finance Documents shall, with effect on and from the Rate Switch Date, be varied and/or amended and/or supplemented as follows:

(a)

the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Principal Agreement and those Finance Documents as amended and supplemented by this Supplemental Agreement and the Mortgage Amendment; and

(b)

by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement and the Mortgage Amendment.

7.	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS

7.1

The Borrowers and the other Security Parties confirm, acknowledge and agree that, save for the alterations to the Loan Agreement made or to be made pursuant to this Supplemental Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, and the Loan Agreement shall remain in full force and effect, and the security constituted by the Finance Documents shall continue and remain valid and enforceable in the name of Eurobank S.A.

7.2	Nothing in this Supplemental Agreement shall constitute a novation.

7.3	This Agreement shall constitute notice to the Borrowers, the Security Parties and the Creditor Parties for the purposes of clause 5.2 of the Agency and Trust Deed.

8.	EXPENSES

For the avoidance of doubt, the Borrowers undertake to pay to the Creditor Parties upon demand and from time to time, all costs, charges and expenses (including legal fees) incurred by the Creditor Parties in connection with the preparation, negotiation, execution and (if required) registration or preservation of rights under the enforcement or attempted enforcement of the Loan Agreement, the Finance Documents and this Supplemental Agreement or otherwise in connection with the Loan or any part thereof.

9.	NOTICES

The provisions of clause 28 of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

10.	SUPPLEMENTAL

10.1	This Supplemental Agreement may be executed in any number of counterparts.

10.2

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

11.	Law and jurisdiction

This Supplemental Agreement shall be governed by and construed in accordance with English Law and the provisions of clause 30 (LAW AND JURISDICTION) of the Principal Agreement shall apply mutatis mutandis.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first before written.

EXECUTION PAGES

THE BORROWERS

Signed by                                                          )

Stefania Karmiri                                                ) /s/ Stefania Karmiri

for and on behalf of                                           )

ULTRA ONE SHIPPING LTD                      )

in the presence of

Witness:            /s/ Aikaterini Maria Avramidou

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:       Attorney-at-law

Signed by                                                          )

Stefania Karmiri                                                ) /s/ Stefania Karmiri

for and on behalf of                                           )

KAMSARMAX ONE SHIPPING LTD         )

in the presence of

Witness:            /s/ Aikaterini Maria Avramidou

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:      Attorney-at-law

THE LENDERS

Signed by                                                          )

S. Giagkos and N. Mitropoulou                        ) /s/ Stavros Yagos

for and on behalf of                                           ) /s/ Nikoletta Mitropoulou

EUROBANK S.A.                                            )

in the presence of

Witness:            /s/ Aikaterini Maria Avramidou

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:      Attorney-at-law

THE ARRANGER

Signed by                                                          )

S. Giagkos and N. Mitropoulou                        ) /s/ Stavros Yagos

for and on behalf of                                           ) /s/ Nikoletta Mitropoulou

EUROBANK S.A.                                            )

in the presence of

Witness:            /s/ Aikaterini Maria Avramidou

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:      Attorney-at-law

THE ACCOUNT BANK

Signed by                                                          )

S. Giagkos and N. Mitropoulou                        ) /s/ Stavros Yagos

for and on behalf of                                           ) /s/ Nikoletta Mitropoulou

EUROBANK S.A.                                            )

in the presence of

Witness:            /s/ Aikaterini Maria Avramidou

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:      Attorney-at-law

THE AGENT

Signed by                                                          )

S. Giagkos and N. Mitropoulou                        ) /s/ Stavros Yagos

for and on behalf of                                           ) /s/ Nikoletta Mitropoulou

EUROBANK S.A.                                            )

in the presence of

Witness:            /s/ Aikaterini Maria Avramidou

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:      Attorney-at-law

THE SECURITY TRUSTEE

Signed by                                                          )

S. Giagkos and N. Mitropoulou                        ) /s/ Stavros Yagos

for and on behalf of                                           ) /s/ Nikoletta Mitropoulou

EUROBANK S.A.                                            )

in the presence of

Witness:            /s/ Aikaterini Maria Avramidou

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:      Attorney-at-law